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                                                                    EXHIBIT 21.1

                        CTS CORPORATION AND SUBSIDIARIES

CTS Corporation (Registrant), an Indiana corporation

SUBSIDIARIES

CTS Corporation (Delaware), a Delaware corporation

    CTS of Panama, Inc., a Republic of Panama corporation

    CTS Components Taiwan, Ltd.,(1) a Taiwan, Republic of China corporation

CTS Singapore Pte., Ltd., a Republic of Singapore corporation

    CTS Electro de Matamoros, S.A.,(1) a Republic of Mexico corporation

    CTS Export Corporation, a Virgin Islands corporation

    CTS Japan, Inc., a Japan corporation

CTS of Canada, Ltd., a Province of Ontario (Canada) corporation

    CTS Manufacturing (Thailand) Ltd.,(1) a Thailand corporation

CTS Electronics Hong Kong Ltd.,(1) a Hong Kong corporation

CTS Corporation U.K. Ltd., a United Kingdom corporation

CTS Printex, Inc., a California corporation

CTS Micro Peripherals, Inc., a California corporation

    Micro Peripherals Singapore (Private) Limited, a Republic of Singapore corporation

    Corporations whose names are indented are subsidiaries of the preceding non-indented corporations. Except as indicated, each of the above subsidiaries is 100% owned by its parent company. Operations of all subsidiaries and divisions are consolidated in the financial statements filed.

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(1) Less than 1% of the outstanding shares of stock is owned of record by nominee shareholders pursuant to national laws regarding resident or nominee ownership.